EXHIBIT 99.01
                                  -------------

June 12, 1998

FOR IMMEDIATE RELEASE                             CONTACT: W. Garth Sprecher
                                                           (717)738-8304

                            D&E Communications, Inc.
                       to reduce debt by $13 million under
                         new FCC C-Block License Option

         D&E Investments, Inc., a wholly owned subsidiary of D&E Communications, Inc. (D&E) (NASDAQ: DECC) today announced it has selected the Amnesty Option for the Lancaster, PA Basic Trading Area (BTA) C-Block License in the Federal Communications Commission's (FCC) Personal Communication Services (PCS) C-Block election notice.

         The FCC offered several alternatives for the partial or full return of PCS C-Block licenses. Under the terms of the option selected, the Company returned the full license spectrum in return for cancellation of $13.3 million of principal and interest financed by the FCC for the acquisition of the license.

         D&E is part of a joint venture with Omnipoint (NASDAQ: OMPT) that was formed to design, build and market a PCS system in the Lancaster, Harrisburg, York-Hanover and Reading BTA's. The joint venture markets its services under the name PCS One.

        "'Returning spectrum does not effect our current service or plans to continue our build out. We have sufficient spectrum available through our joint venture with Omnipoint.' noted Mrs. Anne B. Sweigart, chairman, president and chief executive officer of D&E. 'Our decision today to return this spectrum will, however, result in significant long-term savings to D&E. We can continue to provide a full contingent of services to our customers with our remaining spectrum. Should yet unforeseen services require increased spectrum, we believe we will have several options available to us at that time.'"


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D&E Communications, Inc. to reduce debt


         The return allows the continued development of the Company's business while reducing the future cash payments on the FCC loan. The return of the spectrum will require D&E to record an extraordinary loss, net of tax effect, of approximately $7.9 million. The second quarter results will include approximately $1.07 loss per share as a result of the transaction. D&E Communications is a full-service telecommunications company based in Lancaster County, PA. Through its subsidiaries and affiliated companies, D&E Communications offers both local and long distance service, wireless service, Internet service, paging, voice, data and video communications equipment, and computer networking services.






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